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                                                                    EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS

    We consent to the incorporation by reference in the registration statements of Genus, Inc. and subsidiaries on Form S-8 (File Nos. 33-28394, 33-38657, 33-56192 and 333-29999) of our report, which includes an explanatory paragraph regarding the Company's ability to continue as a going concern, dated January 26, 1998, except for Notes 1, 5 and 16 as to which the date is March 2, 1998, and of our report dated January 26, 1998, on our audits of the consolidated financial statements and financial statement schedule, respectively, of Genus, Inc. and subsidiaries as of December 31, 1997 and 1996, and for each of the three years in the period ended December 31, 1997, which reports are included in this Annual Report on Form 10-K/A.

                                          COOPERS & LYBRAND L.L.P.

San Jose, California
April 28, 1998